PROSPECTUS SUPPLEMENT                       Filed Pursuant to Rule No. 424(b)(3)
(To Prospectus dated July 11, 2003)                   REGISTRATION NO. 333-43142




                                 [LOGO OMITTED]




                        1,000,000,000 Depositary Receipts
                           Wireless HOLDRS (SM) Trust

         This prospectus supplement supplements information contained in the prospectus dated July 11, 2003 relating to the sale of up to 1,000,000,000 depositary receipts by the Wireless HOLDRS (SM) Trust.

         The share amounts specified in the table on page 11 of the base prospectus shall be replaced with the following:

                                                                          Share         Primary
                   Name of Company                         Ticker        Amounts    Trading Market
                   ---------------                         ------        -------    --------------
Aether Systems, Inc.                                        AETH           1            NASDAQ
AT&T Wireless Services                                      AWE           40             NYSE
Crown Castle International Corp.                            CCI            4             NYSE
Deutsche Telekom AG *                                        DT         18.4809          NYSE
LM Ericsson Telephone Company *                            ERICY          7.4           NASDAQ
Motorola, Inc.                                              MOT           41             NYSE
Netro Corp.                                                 NTRO           1            NASDAQ
Nextel Communications, Inc.                                 NXTL          16            NASDAQ
Nextel Partners, Inc.                                       NXTP           4            NASDAQ
Nokia Corp. *                                               NOK           23             NYSE
Qualcomm Incorporated                                       QCOM          13            NASDAQ
Research In Motion Limited                                  RIMM           2            NASDAQ
RF Micro Devices, Inc.                                      RFMD           4            NASDAQ
SK Telecom Co., Ltd. *                                      SKM           17             NYSE
Sprint Corporation--PCS Group **                            PCS           21             NYSE
Telesp Celular Participacoes S.A. *                         TCP            3             NYSE
United States Cellular Corporation                          USM            1             AMEX
Verizon Communications                                       VZ           17             NYSE
Vodafone Group p.l.c. *                                     VOD           21             NYSE
Western Wireless Corporation                                WWCA           2            NASDAQ

-------------------------------
* The securities of these non-U.S. companies trade in the United States as American Depositary Receipts. Please see "Risk Factors" and "United States Federal Income Tax Consequences--Special considerations with respect to underlying securities of foreign issuers" for additional information relating to an investment in a non-U.S. company.

** The securities of this company trade as a tracking stock. Please see "Risk Factors" and the business description in Annex A for additional information relating to an investment in tracking stock.

         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is July 31, 2003.